Exhibit 99.2

THOMSON REUTERS STREETEVENTS

TRANSCRIPT

OCC - Q4 2012 Optical Cable Corporation Earnings Conference Call

EVENT DATE/TIME: DECEMBER 20, 2012 / 10:00AM ET

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman, President, CEO

Tracy Smith Optical Cable Corporation - CFO and SVP

CONFERENCE CALL PARTICIPANTS

Sam Bergman Bayberry Asset Management - Analyst

Barry Bergman Alba Investments - Analyst

Orin Hirschman AIGH Investment Partners - Analyst

PRESENTATION

Operator

Good morning. My name is Paula and I will be your conference operator today. At this time I would like to welcome you to the Optical Cable Corporation Fourth Quarter and Full Year 2012 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period.

(Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s fourth quarter and fiscal year 2012 conference call. By this time everyone should have a copy of the earnings press release. If you don’t have it please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the forward-looking statements section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com, as well as today’s call.

Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Andrew, and good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I will begin the call today with a few opening remarks regarding fiscal year 2012. Tracy will then review the fourth quarter and the full year results for the three-month and twelve-month periods ended October 31, 2012 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. As is our normal practice, we will take questions from analysts and institutional investors during the Q&A session.

We also offer our shareholders the opportunity to submit questions in advance of our earnings call and instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

Optical Cable Corporation delivered outstanding growth and success in fiscal year 2012, with double-digit percentage growth in net sales, gross profit and triple-digit percentage growth in profitability. Our shareholders benefited from the outstanding result achieved this year—earning a 17.5% return on OCC common stock in fiscal year 2012—a return that outpaced the Russell 2000 Index, the S&P 500 Index and the Dow Jones Industrial Average.

There are a number of key accomplishments we achieved in fiscal year 2012 that I would like to highlight. First, OCC achieved record net sales—again, increasing annual sales by 13.9% to $83.5 million. In doing so, we surpassed our previous net sales record achieved just last year.

We increased gross profit by 20% to $31.6 million and increased gross profit margin to 37.8% for fiscal year 2012. We achieved increased profitability during fiscal year 2012, reporting net income attributable to OCC of $0.43 per share. This compared to net income attributable to OCC of $0.11 per share in fiscal year 2011.

In fiscal year 2012, OCC generated strong operating cash flow with $2 million in net cash provided by operating activities. This continued our track-record of generating annual positive cash flow from operating activities every year since 2001, except fiscal 2006, irrespective of the macroeconomic environment.

We increased dividends to shareholders in fiscal 2012 by declaring quarterly cash dividends totaling $0.06 per share during the year and returning $390,000 to shareholders. This represents a 50% increase in the annual dividend rate and a 54.9% increase in cash returned to shareholders, as compared to fiscal year 2011.

Finally, we increased capital returned to shareholders through share repurchases, returning $1.2 million to shareholders during the fiscal year by purchasing and retiring 267,000 shares of OCC common stock.

Success in any given year is not the result of a single year’s efforts. OCC’s performance in fiscal year 2012 was made possible by the continued successful execution of our long-term strategy over a number of years. Our strategy—including product line expansion, product innovation and a focus on providing customer solutions—has well-positioned us in our targeted markets, and continues to create new and expanding future growth opportunities.

OCC’s success in fiscal year 2012 was also made possible by the market agility and innovation of OCC’s sales, product and engineering teams—enabling the Company to win new business by skillfully identifying new opportunities and providing customers better product solutions. These efforts not only contributed to OCC’s success this year, but we believe are also seeds for growing success in future years.

The OCC teams’ adept maneuvering enabled us to significantly grow net sales and gross profit irrespective of a weak macroeconomic environment and struggling markets.

We are pleased with our accomplishments to date and believe we are only at the beginning of what will be increasing success. Further, we believe the opportunity for long-term value creation for our shareholders is significant given OCC’s demonstrated operating leverage.

We continue to demonstrate our commitment to creating substantial long-term value for OCC shareholders. We strive to create value through continued operational excellence and by using our operating leverage to disproportionately increase earnings as sales grow.

OCC pays a regular quarterly cash dividend to shareholders and we recently announced a 33.3% increase in our regular quarterly dividend rate to $0.02 per share per quarter for fiscal year 2013, implying an annual dividend rate of $0.08 per share. Our first quarterly dividend for fiscal year 2013 was declared earlier this month, on December 6th, and it will be paid by tomorrow, before the end of the calendar year.

We also continue to return capital to shareholders through our share repurchase plans. The OCC Board of Directors authorized a new share repurchase program on September 20th of this past fiscal year, under which the Company may acquire and retire up to 320,000 shares of common stock.

Notwithstanding OCC’s progress in fiscal year 2012, we believe OCC’s underlying value is not fully appreciated by the equity markets as reflected in the Company’s share price. As of Monday of this week, OCC’s shares were trading at a 13.8% discount to the net book value attributable to OCC of $4.78 per share as of the end of fiscal year 2012.

We have strived to strategically position OCC for growth. And, we continue to aggressively pursue that objective. Once again in fiscal year 2013, we expect we will be required to maneuver through macroeconomic and market headwinds. It will be as challenging as ever, but we are confident that we have the right formula to continue to provide the solutions needed by our customers and to win new business.

We look forward to reporting to you future positive results from our continued execution of our strategy and ongoing efforts to enhance value for shareholders. In evaluating our progress, we believe OCC’s annual financial performance trend is an appropriate means of measuring our success, since OCC’s markets can exhibit quarterly volatility.

I will now turn the call over to Tracy Smith, who will review some specifics regarding the fourth quarter and fiscal year 2012 financial results.

Tracy Smith - Optical Cable Corporation - CFO and SVP

Thanks, Neil.

Consolidated net sales for fiscal year 2012 increased 13.9% to $83.5 million, compared to net sales of $73.3 million in fiscal year 2011. For fiscal year 2012, net sales to customers in the United States increased 11.6%, compared to fiscal year 2011, and net sales to customers outside of the United States increased 21.1%.

Consolidated net sales increased 12.5% to $22.1 million for the fourth quarter of fiscal year 2012, compared to net sales of $19.7 million for the comparable period in fiscal year 2011. Net sales to customers in the United States increased 14.5% in the fourth quarter of fiscal 2012, compared to the same period last year, and net sales to customers outside of the United States increased 6.3%. Our increase in net sales during the fourth quarter and during fiscal year 2012 was attributable primarily to increased sales of our fiber optic cable products.

Gross profit increased 20% to $31.6 million in fiscal 2012, compared to $26.3 million in fiscal 2011. Gross profit margin, or gross profit as a percentage of net sales, increased to 37.8% in fiscal 2012 from 35.8% in fiscal 2011.

Gross profit increased 4.6% to $7.8 million in the fourth quarter of fiscal year 2012, compared to $7.4 million for the fourth quarter of fiscal year 2011. Gross profit margin decreased to 35% in the fourth quarter of fiscal year 2012 from 37.7% for the fourth quarter of fiscal year 2011.

Our gross profit margin percentages are largely driven by product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix. Additionally, our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels as certain fixed manufacturing costs are spread over higher sales volumes.

SG&A expenses as a percentage of net sales were 32.7% in fiscal 2012, compared to 34.3% in fiscal 2011. SG&A expenses increased to $27.3 million for fiscal 2012 from $25.2 million for fiscal 2011. The increase in SG&A expenses during fiscal 2012 compared to fiscal 2011 was primarily due to increased employee related costs and shipping costs, which is consistent with increased net sales.

For fiscal year 2012, we recorded net income attributable to OCC of $2.7 million, or $0.43 per basic and diluted share, compared to $666,000, or $0.11 per basic and diluted share, for fiscal 2011. For the fourth quarter of fiscal 2012, we reported net income attributable to OCC of $435,000, or $0.07 per basic and diluted share, compared to $236,000, or $0.04 per basic and diluted share, for the comparable period last year.

As of October 31, 2012, we had outstanding borrowings of $1 million on our revolving credit facility and $5 million in available credit. We also had outstanding loan balances of $8 million under our real estate loans as of October 31, 2012.

With that, I’ll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Tracy. And now, we are happy to answer as many questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions). You have a question from Sam Bergman at Bayberry Management.

Sam Bergman - Bayberry Asset Management - Analyst

Good morning, Neil and Tracy. How are you?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Morning. How are you?

Tracy Smith - Optical Cable Corporation - CFO and SVP

Fine thanks.

Sam Bergman - Bayberry Asset Management - Analyst

Can you give me an idea of — I know in the past you’ve mentioned orders booked for the quarter. Nothing was really mentioned other than you feel 2013 will continue increasing shareholder value. Can you give us some idea, some, some quantification on the quality of orders and the bookings of orders?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Sam, I don’t have a specific number for you, but let me describe that disclosure that we made in the first, second, third quarters of our reports. Our backlog tends to vary and to vary significantly from quarter to quarter or week to week.

However, on average it’s about three to four weeks because it doesn’t take very long for us to get from the place that we take an order until when we ship a product. And while we do sometimes get longer term orders, that’s not the typical business that we get. So when we file our annual report and our 10-K tomorrow, what you’ll see is that we’ve looked at our backlog early into the first quarter and we haven’t really gotten an indication of what that’s going to mean either positive or negative for the first quarter of 2013.

So I don’t have a specific number to give you because I don’t have in front of me, but also because it hasn’t been — we determined it hasn’t been meaningful. When we’ve disclosed that number in the past the reason we’ve done so is because we had seen a spike in our backlog and we knew based on reviewing that backlog specifically, and the customers, that it gave us a fairly good sense that the following quarter would be higher sales.

And we felt like that information we really wanted to provide to our shareholders. And that’s what we saw. We saw that in this what we predicted in the first quarter we saw in the second quarter, and likewise in the third, and on the second and third quarters. And you’ll notice in all the last three quarters of the year each quarter exceeded net sales of $22 million.

So at this point I’m not ready to provide any guidance and I don’t have any data or any objective evidence that would give me a good sense of what our number would be in the first quarter, but when we do have that information or we do believe we have a good sense of what it will be, we have tried to pass that on to shareholders as we did this last year. So I don’t have a number for you, but you shouldn’t take that as a negative and/or you shouldn’t take it as a positive. It’s just we don’t think that the information we have at this time gives us a basis to give any guidance for the first quarter.

Sam Bergman - Bayberry Asset Management - Analyst

No. I totally understand, but I think because you didn’t allude to that type of booking for the quarter the stock didn’t increase shareholders’ value today. It just crated, which was a disappointment to all of us I’m sure because we’re long-term shareholders. For the stock to be down 20% on an earnings report that I thought was pretty good, and a terrific year is a major disappointment for a shareholder and shareholders on the call.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

And I agree with that. And I just looked at the share price just before we got on the call and quite frankly was surprised. I think that sometimes we have folks trading in our stock that assume whatever happens in the last quarter is what’s going to happen indefinitely. And that has never been the case in our business.

Our business has always been — had volatility from quarter to quarter, whether it’s in sales sometimes, although the last three quarters we’ve been fairly consistent, or sometimes in earnings. We saw a dip in our gross profit margin percentage in the fourth quarter, which is the reason why our earnings weren’t necessarily as strong in the fourth quarter as I otherwise would have anticipated given our sales levels, but I don’t believe that that’s a trend.

I just don’t believe that that’s a trend because we have — we’ve developed a customer base and we’re also developing products and developing new relationships and new business that leads me to believe that we’re able to kind of maintain the path that we’re on.

So I’m not really — I’m not — at this point I’m not ready to predict what 2013 is going to bring exactly. I think a lot of people are trying to figure that out given all the issues that Washington is dealing with and how that’s going to impact the economy.

What I can tell you is we’ve seen some weakening in our industry, and earlier in this year, but we’ve been able to overcome that by generating new business and through the good work of our sales team, and product teams and engineering teams. And we expect to continue to do that.

And so showing the growth that we’ve shown this year, including in the fourth quarter, is fairly significant given what the current market conditions are, both at the macroeconomic level and also specifically in our industry when you’re looking at the enterprise space.

Operator

Your next question comes from Barry Bergman of Alba Investment.

Barry Bergman - Alba Investments - Analyst

I think my question alluded to the other one. And I was just wondering if there’s any things that we should look towards on the defense budgets one or the other that might impact your business, and it was a true disappointment that the stock dropped like that this morning. So thanks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Yes. The military spending has already pulled back. We’ve already seen significant decreases in military spending. We didn’t initially anticipate that that would be the case, but going back to my prior comments, we were able to maneuver around that. And so we didn’t see our top line hit in the second, third or fourth quarter even though we were seeing military weakness already.

And so our product lines that are more developed, more targeted to military business have seen some pullback already. I don’t — at this point we’re not anticipating that that necessarily will continue, but of course if we go over the fiscal cliff I think we’re going to see some negative cuts and further cuts in military, but there’s always — one thing that’s good about us is you see we have a diversified customer base, and so that enables us to target other markets when other — when certain markets are weak we’re able to target other markets that provide strength. And that’s what we’ve seen this past year.

Operator

Your next question comes from Orin Hirschman of AIGH Investment Partners.

Orin Hirschman - AIGH Investment Partners - Analyst

Hi, hi, just two more questions, one point. Just in terms of the gross margin during the quarter, what was the reason why it was perhaps weaker?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Orin, as you’ll see in our filing that we’re making tomorrow morning we talk a little bit about the fact that we believe that’s a product mix issue. We don’t think that that’s an ongoing trend. And I don’t think — I can’t be sure, but I don’t think that we’re going to see — I don’t anticipate that that’s a trend.

In other words, let me say it a different way. I’d like to be able to provide you with some sort of guidance for 2013 specifically, but it’s very difficult to do at this time for a number of different reasons. Let me say it a different way.

Nothing in the fourth quarter caused us to believe that the normal things that you would — that you would see that would cause margins to be squeezed occurred. We didn’t see significant changing in pricing that caused us to see a squeezing of margins. We didn’t see a significant change in our cost structure that would cause us to believe that margins should be squeezed or that we’d expect them to continue to be squeezed.

Instead what we saw is a product mix in the fourth quarter that tended to create a little bit lower margin in the fourth quarter. And those product mixes vary from quarter to quarter. Additionally we don’t see on a longer term basis a fundamental shift in our product mix in a way that I believe it would be affecting our margins on an ongoing basis. Hopefully, that helps to answer your question by ruling out the things that people might be concerned about.

Orin Hirschman - AIGH Investment Partners - Analyst

That does. I think also it just is concerning to all the shareholders on the call is just lack of visibility. And it just sounds like visibility is just not what it should be.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Well I think that’s — that’s always been a challenge in our market and for OCC. And part of the reason is the nature of the market that we’re in. We have a competitor that I sometimes — I won’t name the name or talk in detail about, but we’ve got a competitor that operates in one portion of our space. And they always had — that competitor was part of a bigger organization and that competitor always seemed to have difficulty maneuvering because the parent company would always be focused on trying to plan sales contrary to the way the market operates in the markets in which we work.

And so they always had this difficulty trying to explain the volatility. Well we’ve always had that too. We’ve shielded a lot of it because of the fact that our customer, and our sales to customers, our end user base is so diversified.

And so while you see in the second, third and fourth quarter in particular all sales fairly consistent and above $22 million, when you look below that level we see volatility in various different customer bases and various different markets, depending on what’s going on in those specific markets. And so for that reason while my expectation is that 2013 is going to be challenging, particularly because of the macroeconomic environment, the fact that Europe has technically slipped into a recession, the fact that I think the Federal Reserve recently reduced the expected growth rate for the US economy.

People are pulling back on projects and we’re seeing that in our industry, but we’re also seeing that there are certain targeted markets where we’re able to develop new business, and have successfully done that this last year and expect to do that this next year.

And so I’m not for — and maybe a better way of saying it is I don’t foresee significant weakening for OCC in 2013 even though I’m not as optimistic about the global or US economy. Does that help, Orin?

Orin Hirschman - AIGH Investment Partners - Analyst

Yes it does. Just in terms of the two large customers, any light you could shed on what’s going on with them?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Say that again?

Orin Hirschman - AIGH Investment Partners - Analyst

And the two large customers that you’ve highlighted many times, anything you could shed any light on in terms of what their status is and how they’re doing?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Yes. For competitive reasons we don’t talk a lot about it, but at this point we feel our relationships for the most part with those customers are strong. There is some of that business that I wouldn’t expect to continue, but overall I think that’s going to be offset by other factors. And so I’m not seeing — I’m not seeing anything that’s going on with those two customers that should overall be concerning regarding OCC’s results going forward.

Orin Hirschman - AIGH Investment Partners - Analyst

Okay. Thank you.

Operator

At this time there are no further questions. I would now like to turn the call back over to Mr. Neil Wilkin for any closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you. In closing at this time of year, I wanted to mention that our thoughts and prayers continue to be with those impacted by the despicable tragedy at the Sandy Hook Elementary School in Connecticut this past week. On a personal note, I’d like to thank the many people who have supported my family and me during the passing of my father on November 27th. Thank you very much. For me, and many others, my father, Neil Wilkin Sr., taught integrity and a love of hard work, God, country and people.

As always, we appreciate your time and interest in Optical Cable Corporation. During this holiday season, please remember those men and women in uniform defending our freedom. We thank them for their service. Happy Holidays, Merry Christmas and a Happy New Year to you and your families. Thank you.

Operator

Thank you. This concludes your conference. You may now disconnect.